EXHIBIT 4.5

First Amendment
to
Warrant Agreement

This First Amendment to Warrant Agreement (this “Amendment”), dated as of November 1, 2012, but effective as of October 15, 2012 (the “Effective Date”), is made by and between SemGroup Corporation, a Delaware corporation (the “Company”), and Computershare Shareowner Services LLC, a New Jersey limited liability company, as successor-in-interest to Mellon Investor Services LLC, as Warrant Agent (the “Warrant Agent”). Each of the Company and the Warrant Agent may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, each Party (or its predecessor in interest) entered into that certain Warrant Agreement, dated as of November 30, 2009 (the “Warrant Agreement”);

WHEREAS, pursuant to Section 25 of the Warrant Agreement, the Parties may from time to time supplement or amend the Warrant Agreement without the approval of any holders of Warrants in order to cure any ambiguity, manifest error or other mistake in the Warrant Agreement or the Warrants or to correct or supplement any provision contained in the Warrant Agreement that may be defective or inconsistent with any other provision therein; and

WHEREAS, the Parties desire to amend the Warrant Agreement to cure and correct the mistake relating to the inconsistent treatment of fractional shares of Common Stock in the event of a Cashless Exercise;

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree, effective as of the Effective Date, as follows:

1.Definitions. Capitalized terms used in this Amendment that are defined in the Warrant Agreement shall have the respective meanings ascribed to them in the Warrant Agreement unless otherwise defined herein.

2.Amendment. Section 16 of the Warrant Agreement is amended and restated in its entirety to read as follows:

“Section 16. Fractional Interests.

The Company shall not be required to issue fractional shares of Common Stock on the exercise of Warrants. If more than one Warrant shall be presented for exercise at the same time by the same holder, the number of full shares of Common Stock that shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of shares of Common Stock purchasable on exercise of all of the Warrants so presented. If any fraction of a share of Common Stock would, except for the provisions of this Section 16, be issuable on the exercise of any Warrants (or specified portion thereof), the Company shall notify the Warrant Agent in writing of the amount to be paid in lieu of the fraction of a share of Common Stock and concurrently pay or provide to the Warrant Agent for repayment to the Warrant holder an amount in cash equal to: (a) in the case of a Cashless Exercise, the product of (i) such fraction of a share of Common Stock and (ii) the Market Price of a share of Common Stock; or (b) in all other cases, the product of (i) such fraction of a share of Common Stock and (ii) the excess of (x) the Market Price of a share of Common Stock over (y) the Exercise Price. The Warrant Agent shall be fully protected in relying on such notice and shall have no duty with respect to, and shall not be deemed to have knowledge of, any payment for shares under this Section 16 unless and until the Warrant Agent shall have received such notice and sufficient monies.”

3.References. Each reference to this “Warrant Agreement” in the Warrant Agreement shall, unless the context otherwise requires, mean the Warrant Agreement as amended by this Amendment.

4.Ratification. The Warrant Agreement, as amended by this Amendment, is in all respects ratified, approved and confirmed.

5.Other Provisions. This Amendment shall be governed by all provisions of the Warrant Agreement, unless the context otherwise requires, including, without limitation, all provisions concerning construction, enforcement, notices, governing law and jurisdiction.

EXHIBIT 4.5

6.Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows]

[Signature Page to First Amendment to Warrant Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first above written.

SemGroup Corporation

By:    /s/ Norman J. Szydlowski
Name: Norman J. Szydlowski
Title: President and CEO

Computershare Shareowner Services LLC,
as Warrant Agent

By:    /s/ Lennie M. Kaufman
Name: Lennie M. Kaufman
Title: Vice President & Regional Manager